Exhibit 8.2

Wilson Sonsini Goodrich & Rosati Professional Corporation 1881 9th Street Suite 110 Boulder, CO 80302 O: 303.256.5900 F: 866.974.7329

January 6th, 2023

Enliven Therapeutics, Inc.

6200 Lookout Road

Boulder, CO 80301

Re:	Tax Opinion Regarding the Merger

Ladies and Gentlemen:

We have acted as tax counsel to Enliven Therapeutics, Inc., a Delaware corporation (“Merger Partner”) in connection with the merger (the “Merger”) to occur pursuant to that certain Agreement and Plan of Merger (as amended or supplemented through the date hereof, the “Merger Agreement”), dated as of October 13, 2022, by and among Imara, Inc., a Delaware corporation (“Public Company”), Iguana Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Public Company (“Merger Sub”), and Merger Partner. Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

This opinion is being delivered to you in connection with the filing of a registration statement of Public Company on Form S-4 initially filed with the Securities and Exchange Commission on November 10, 2022 (as amended and supplemented through the date hereof, the “Registration Statement”).

In our capacity as tax counsel to Merger Partner in connection with the Merger, and for purposes of rendering this opinion, we have reviewed and relied upon: (i) the Merger Agreement; (ii) tax representation letters of Public Company, Merger Sub and Merger Partner (collectively, the “Parties”), dated as of the date hereof and delivered to us for purposes of this opinion (the “Tax Representation Letters”); (iii) the Registration Statement; and (iv) such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein.

For purposes of the opinion set forth below, we have assumed that: (i) the statements and representations (which statements and representations we have neither independently investigated nor verified) contained, respectively, in the Merger Agreement, and in the other documents contemplated by the Merger Agreement or entered into in connection therewith (collectively, the “Transaction Documents”), the Tax Representation Letters and the Registration Statement are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time (and thereafter when relevant); (ii) all statements and representations qualified by knowledge, belief or materiality or comparable qualification, are and will be true, complete and correct as if made without such qualification; (iii)

AUSTIN     BEIJING     BOSTON     BOULDER     BRUSSELS     HONG KONG     LONDON     LOS ANGELES     NEW YORK     PALO ALTO

SALT LAKE CITY     SAN DIEGO     SAN FRANCISCO     SEATTLE     SHANGHAI     WASHINGTON, DC     WILMINGTON, DE

Enliven Therapeutics, Inc. January 6th, 2023 Page 2

all documents submitted to us as originals (including signatures) are valid and authentic, all documents submitted to us as copies conform to the originals and all relevant documents have been or will be duly executed in the form presented to us; (iv) the Merger, along with the other transactions contemplated by the Merger Agreement, were or will be consummated in accordance with the provisions of the Merger Agreement and the other Transaction Documents (and no transaction or condition described in the Merger Agreement or any other Transaction Documents and affecting this opinion has been or will be modified, amended or waived by any party thereto); (v) the Parties and their respective subsidiaries will treat the Merger for U.S. federal income tax purposes in a manner consistent with the terms of the Merger Agreement and the opinion set forth below; (vi) the Parties and their respective subsidiaries have complied with and will continue to comply with the obligations, covenants and agreements contained in the Merger Agreement and the other Transaction Documents; and (vii) all applicable U.S. federal income tax reporting requirements have been or will be satisfied. If any of the foregoing assumptions is untrue or inaccurate for any reason, either in whole or in part, then our opinion as expressed below may be adversely affected.

Our opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the “IRS”) and case law, any of which may be changed at any time with retroactive effect. Our opinion is not binding on the IRS or the courts, and there is no assurance that the IRS will not successfully assert a contrary position. Any change in applicable laws or the facts and circumstances surrounding the Merger, along with the other transactions contemplated by the Merger Agreement, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you or any of the Parties of any such change or inaccuracy that may occur or come to our attention.

Based solely upon and subject to the foregoing, we hereby confirm that the discussion contained in the Registration Statement under the heading “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” pertaining to the U.S. federal income tax consequences of the Merger, insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to the material U.S. federal income tax consequences of the Merger to Enliven U.S. holders (as defined in the discussion) that exchange Enliven common stock for Imara common stock pursuant to the Merger.

Our opinion is limited to the specific U.S. federal income tax consequences set forth in the Registration Statement under the heading “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” and except as expressly set forth above, we express no other opinion regarding the tax consequences of the Merger or any other transaction occurring concurrently with or in connection with the Merger. This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement and it may not be relied upon for any other purpose or by any other person or entity without our prior written consent.

Enliven Therapeutics, Inc. January 6th, 2023 Page 3

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the U.S. federal income tax consequences of the Merger. In giving our consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation